Exhibit 99.1

Scientific Learning Reports Record Third Quarter Results

Total Booked Sales Increase 72% to a Record $26.1 Million

Earnings Per Share Improve to a Record $0.35

OAKLAND, Calif.--(BUSINESS WIRE)--October 27, 2009--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced record financial results for the third quarter ended September 30, 2009.

Third Quarter Summary (3Q09 vs. 3Q08)

  Total revenues increased 60% to $20.3 million, total booked sales increased 72% to $26.1 million and K-12 booked sales increased 83% to $25.3 million;
  Gross profit increased 76% to $17.0 million and gross margin increased to 84.0% of total revenues from 76.3% of total revenues;
  Operating income increased to $6.8 million from $413,000 and EBITDAS increased to $7.5 million from $1.3 million;
  Net earnings per diluted share increased to $0.35 from $0.03;
  Cash and cash equivalents were $16.9 million and there were no borrowings under the line of credit.

Andy Myers, Chief Executive Officer stated, “Our third quarter results reflect improvement in both our organization and the funding environment. Over the last 18 months, our sales team succeeded in building a strong pipeline despite widespread K-12 budget shortfalls and economic uncertainty. Due to their efforts and the operational improvements we have made over the past 18 months, Scientific Learning was prepared to take advantage of the temporary increase in federal funding and deliver strong top-line growth and profitability for the quarter. While the positive impact of the education stimulus program should continue in the fourth quarter, this is a seasonally slower period for our business. Additionally, as we noted previously, a large sale in Florida in July 2009 and the delay in purchases from the second quarter to the third added to our third quarter growth.”

Mr. Myers continued: “Just as changes in performance management, processes, messaging and incentives have helped us achieve this recent success, we expect that additional investments we will be making to improve product management, development and information technology will help support our long-term growth goal of online accessibility and scalability for a wider audience of learners – in schools, in learning centers, and at home. Educators and parents alike are focused on improving achievement results for their students, and we believe we have one of the most unique and effective approaches available.”

Operating Results

Total revenues increased 60% to $20.3 million in the third quarter of 2009 compared to $12.7 million in the third quarter of 2008. Product revenues increased 107% to $15.5 million and service and support revenue decreased 8% to $4.8 million. Total booked sales increased 72% to $26.1 million in the third quarter of 2008 and include a $6.9 million transaction that we closed in July.

Gross profit increased 76% to $17.0 million in the third quarter of 2009 compared to $9.7 million in the third quarter of 2008. Gross profit margin increased 770 basis points to 84.0% from 76.3% of total revenues. The increase was primarily driven by a shift in revenue mix toward higher margin product sales. Product gross profit margin increased to 93.5% from 92.0% and service and support gross profit margin decreased to 53.3% from 53.8%.

Total operating expenses increased 11% to $10.3 million in the third quarter of 2009 compared to $9.3 million in the third quarter of 2008. Sales and marketing expenses increased 17% to $6.2 million, research and development expenses increased 19% to $1.8 million, and general and administrative expenses decreased 10% to $2.2 million.

Earnings before interest, taxes, depreciation, amortization, and stock compensation (EBITDAS) increased to $7.5 million in the third quarter of 2009 from $1.3 million in the third quarter of 2008. Operating income in the third quarter of 2009 was $6.8 million versus operating income of $413,000 in the third quarter of 2008. Net income was $6.4 million, or $0.35 per share, in the third quarter of 2009 compared to net income of $590,000, or $0.03 per share, in the third quarter of 2008.

The company believes that booked sales and EBITDAS (both non-GAAP measures) are important measures of operating performance and has chosen to disclose these figures as part of the earnings results. EBITDAS and booked sales should not be considered in isolation from net income and revenue and are not intended to represent substitute measures of performance calculated under GAAP. Reconciliations of booked sales, revenue and deferred revenue, and EBITDAS and net income (net loss) are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Select Balance Sheet Information

As of September 30, 2009, cash and cash equivalents were $16.9 million compared to $4.9 million at June 30, 2009 and $6.1 million at September 30, 2008. The increase was driven by the increase in sales and net income. Net accounts receivable were $10.3 million at September 30, 2009 compared to $9.1 million at June 30, 2009 and $11.0 million at September 30, 2008. As of September 30, 2009, there were no short-term borrowings under our line of credit compared to $2.5 million on June 30, 2009 and no borrowings on September 30, 2008.

Conference Call Information

A conference call to discuss third quarter results and the outlook for 2009 is scheduled for today, on Tuesday, October 27, 2009 at 5:00 p.m. EDT / 2:00 p.m. PDT. The conference call will be available live on the Investor Information portion of the Company’s website at www.scilearn.com/investorinfo. The conference call can also be accessed at 866-652-3154 (domestic) or 706-634-7311 (international), conference ID number 36258664. Please dial in or visit the website at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call 800-642-1687 (domestic) and 706-645-9291 (international) and enter conference ID: 36258664.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s fourth quarter sales, future growth, future financial results and the school funding environment. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools, including the amount and duration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended June 30, 2009 (Part II, Item 1A, Risk Factors), filed August 15, 2009. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEET
(In thousands)
Unaudited

	September 30,	December 31,	September 30,
	2009	2008	2008
Assets
Current assets:
Cash and cash equivalents	$16,908	$7,550	$6,071
Accounts receivable, net	10,284	7,717	11,004
Prepaid expenses and other current assets	1,726	1,341	1,476

Total current assets	28,918	16,608	18,551

Property and equipment, net	1,671	1,552	1,591
Goodwill	4,568	4,568	4,568
Other intangible assets, net	5,715	6,424	6,621
Other assets	2,096	1,108	1,043

Total assets	$42,968	$30,260	$32,374

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$953	$674	$489
Accrued liabilities	6,365	3,964	4,816
Deferred revenue	18,902	15,521	18,048

Total current liabilities	26,220	20,159	23,353
Deferred revenue, long-term	6,274	4,431	5,063
Other liabilities	713	625	581

Total liabilities	33,207	25,215	28,997

Stockholders' equity:
Common stock and additional paid-in capital	86,534	85,098	84,627
Accumulated deficit	(76,773)	(80,053)	(81,250)

Total stockholders' equity:	9,761	5,045	3,377

Total liabilities and stockholders' equity	$42,968	$30,260	$32,374

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,

	2009	2008	2009	2008

Revenues:

Products	$15,510	$7,475	$25,630	$21,009
Service and support	4,783	5,220	13,904	14,252
Total revenues	20,293	12,695	39,534	35,261

Cost of revenues:

Cost of products	1,015	599	1,961	1,686
Cost of service and support	2,236	2,411	6,442	7,279
Total cost of revenues	3,251	3,010	8,403	8,965

Gross profit	17,042	9,685	31,131	26,296

Operating expenses:

Sales and marketing	6,243	5,329	16,967	18,461
Research and development	1,846	1,545	4,588	5,267
General and administrative	2,169	2,398	6,019	6,346
Total operating expenses	10,258	9,272	27,574	30,074

Operating income (loss)	6,784	413	3,557	(3,778)

Interest and other income (expense)	(28)	141	90	473

Income (loss) before income tax	6,756	554	3,647	(3,305)
Income tax expense	301	(36)	367	1,207
Net income (loss)	$6,455	$590	$3,280	$(4,512)

Basic net income (loss) per share	$0.36	$0.03	$0.18	$(0.26)
Shares used in computing basic net income (loss) per share	18,077	17,552	17,980	17,438
Diluted net income (loss) per share	$0.35	$0.03	$0.18	$(0.26)
Shares used in computing diluted net income (loss) per share	18,648	18,283	18,506	17,438

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended September 30, 2009	Three months ended September 30, 2008	Nine months ended September 30, 2009	Nine months ended September 30, 2008

Operating Activities:
Net income	$6,455	$590	$3,280	$(4,512)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	472	337	1,183	932
Stock based compensation	286	443	1,034	1,618
Increase in deferred tax asset valuation allowance	-	-	-	1,191
Changes in operating assets and liabilities:
Accounts receivable	(1,229)	(302)	(2,567)	(4,580)
Prepaid expenses and other current assets	(279)	(89)	(385)	(164)
Other assets	80	(24)	(11)	(117)
Accounts payable	(99)	(377)	279	(444)
Accrued liabilities	2,413	394	2,401	682
Deferred revenue	6,562	2,490	5,224	46
Other liabilities	28	104	88	128

Net cash provided by (used in) operating activities	$14,689	$3,566	$10,526	$(5,220)

Investing Activities:
Purchases of property and equipment, net	(67)	(7)	(584)	(206)
Additions to capitalized software	(234)	-	(986)	-
Purchase of Soliloquy	-	(3)	-	(10,133)

Net cash provided by (used in) investing activities	(301)	(10)	(1,570)	(10,339)

Financing Activities:
Borrowings under bank line of credit	-	-	2,500	-
Repayment of borrowings	(2,500)		(2,500)
Proceeds from issuance of common stock, net	71	236	402	451

Net cash provided by financing activities	(2,429)	236	402	451

Increase (decrease) in cash and cash equivalents	11,959	3,792	9,358	(15,108)

Cash and cash equivalents at beginning of period	4,949	2,279	7,550	21,179

Cash and cash equivalents at end of period	$16,908	$6,071	$16,908	$6,071

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Booked Sales	$26,122	$15,185	$45,115	$35,417
Less Revenue	20,293	12,695	39,534	35,261
Other adjustments	733	-	(357)	-
Net increase in current and long-term deferred	$6,562	$2,490	$5,224	$156

Beginning balance in current and long-term deferred	18,614	20,621	19,952	22,955
Ending balance in current and long-term deferred	$25,176	$23,111	$25,176	$23,111

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income to EBITDAS

$s in thousands
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net income (loss)	$6,455	$590	$3,280	$(4,512)
Adjustments to reconcile to EBITDAS:
Income tax provision	301	(36)	367	1,207
Interest (income) expense, net	5	(13)	24	(97)
Depreciation and amortization	472	337	1,183	932
Stock compensation expense	286	443	1,034	1,618
Adjusted EBITDAS	$7,519	$1,321	$5,888	$(852)

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to Net Income, the closest GAAP measure.

Non-Cash Charges

$s in thousands	Three months ended September 30,			Nine months ended September 30,
	2009			2009
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total

Cost of Products	168	-	168	479	-	479
Cost of Service and Support	31	36	66	84	106	190
Operating Expenses	273	250	524	620	928	1,548
Total	$472	$286	$758	$1,183	$1,034	$2,217

$s in thousands	Three months ended September 30,			Nine months ended September 30,
	2008			2008
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	125	-	125	360	-	360
Cost of Service and Support	36	55	91	103	159	262
Operating Expenses	176	388	564	469	1,459	1,928
Total	$337	$443	$780	$932	$1,618	$2,550

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Senior Vice President, Marketing and Product Management
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investors)
Chief Financial Officer
investorrelations@scilearn.com